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                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE
April 17, 1997
                              Media Contact:      Eleanor Anderson-Miles
                                                  510-838-1700 ext. 105
                              Investor Contact:   David Allinson
                                                  510-838-1700 ext. 150


                 HEALTHCARE BENCHMARKING LEADER MECON ANNOUNCES
          MANAGEMENT CHANGES AND RENEWED FOCUS ON HISTORICAL STRENGTHS


SAN RAMON, CA., April 17 -- MECON, Inc. (NASDAQ: MECN), a leading provider of benchmarking data and cost management tools for healthcare delivery systems, announced a series of management changes and corrective measures in response to the previously announced, preliminary, unaudited results for the fourth quarter ended March 31, 1997.

     The Company announced a realignment of its senior management team. Les Schmidt, the Company's President and Chief Executive Officer, has resigned to pursue other interests. Vasu Devan, Chairman of the Company, will add to his current position the additional roles of President and Chief Executive Officer, positions he had held previously. David Allinson has agreed to remain at MECON in his former capacity as Vice President of Finance and Chief Financial Officer.

     MECON also announced a number of strategic and operational changes intended to improve the Company's financial performance. As a first step, the Company will renew its

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strategic emphasis on its historical strengths in benchmarking-based cost management solutions and refocus its activities in the core markets served by MECON's PEERView, OPTIMIS and value added services. "While we recognize that the additional healthcare market sectors targeted by the Company's recently increased investments in product development do represent growth opportunities for MECON in the future, our near-term goals are to concentrate on the Company's demonstrated leadership position in benchmarking-based cost management for health care providers," stated Vasu Devan, CEO of MECON.

     In addition, the Company has taken action intended to reduce its ongoing quarterly operating expense base. As part of this expense reduction effort, the Company expects to immediately decrease its workforce by 38 employees and incur a charge of approximately $750,000 during the first quarter of fiscal 1998. "These streamlining actions and the reduction in the Company's overall quarterly operating expenses, along with our renewed focus on MECON's historical growth markets, have been implemented in an effort to expedite the Company's return to profitability and growth," stated Mr. Devan. "While we do not anticipate an immediate return to MECON's historical operating results, the Company continues to benefit from its strong balance sheet and its
ongoing base of recurring subscription and license revenue."   The Company
expects to report audited results for its fiscal year ended March 31, 1997 in late May 1997.

     MECON is a leading provider of benchmark-based cost management solutions to healthcare decision-makers across the continuum of care. The Company's proprietary data,

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family of premium quality easy-to-use software products and services combine to produce and sustain optimum performance in healthcare delivery systems.

The foregoing text contains forward-looking statements that involve risks and uncertainties. The actual results of the Company could differ materially from those projected in the forward-looking statements as a result of the Company's annual audit for the fiscal year ended March 31, 1997, as well as the impact of risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its most recent forms 10-QSB and 10-KSB. Readers should carefully review the risk factors described in these documents.